Exhibit 10.2

December 21, 2006

Mr. Mark Furlong

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin  53202

Dear Mark,

The purpose of this letter is to set forth the terms of your supplemental executive retirement benefit (“SERP”).   This letter agreement formalizes the specific provisions of the original benefit which was approved by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Marshall & Ilsley Corporation (“M&I”) at its January 2005 meeting and also incorporates the increased benefit level which was approved by the Committee at its December 21, 2006 meeting, in consideration of the change in your responsibilities.

1.

Monthly Benefit.  Subject to Paragraphs 2, 3 and 4 hereof which deal with vesting, your monthly SERP (the “Monthly Benefit”) will equal one-twelfth (1/12) of 55% of Compensation, as hereafter defined, reduced by the sum of (a) the monthly amount which you would be entitled to receive from Social Security assuming you commenced taking benefits at age 65 and (b) the monthly annuitized value of M&I’s contributions to the qualified and nonqualified retirement plans (specifically, the employer match for the 401(k), the profit sharing contribution to the qualified and nonqualified plans (including the employer contributions to the executive deferred compensation plans), and contributions to any future employer-funded retirement plan), increased for earnings attributable thereto from the date of M&I’s contribution, as computed pursuant to Exhibit A hereto.  “Compensation” means the average of your base salary and short-term incentive (unreduced for any deferrals) for the five highest years in the last ten years of employment with M&I.

2.

Vesting of Monthly Benefit, In General.  Except as provided in Paragraphs 3 and 4 hereof, if your employment with M&I terminates prior to age 55, you will not be entitled to any Monthly Benefit under this agreement.  The Monthly Benefit begins vesting at age 55 and is fully vested at age 62.  If your employment with M&I terminates after age 55 but prior to age 62, there is a 4% reduction for each year prior to age 62 that your employment terminates.  For example, if your employment with M&I terminates when you are age 60, your Monthly Benefit would be reduced by 8%, except as provided in Paragraphs 3 and 4 hereof.

3.

Accelerated Vesting of Monthly Benefit for Death or Disability.  Notwithstanding anything to the contrary contained in Paragraph 2 hereof, in the event of your death or Disability, the vesting of the Monthly Benefit will be accelerated in accordance with the provisions of this Paragraph 3.  “Disability” means that you are disabled such that you qualify for disability benefits pursuant to M&I’s Long-Term Disability Income Plan.  The Monthly Benefit will be 40% vested if your death or Disability occurs prior to February 1, 2006.  On February 1, 2006 and on each February 1st thereafter, the Monthly Benefit will become vested for an additional 4% such that it will be completely vested by February 1, 2020.

4.

Accelerated Vesting of Monthly Benefit for Change in Control.  Notwithstanding anything to the contrary contained in Section 2 hereof, in the event of a Change in Control, the vesting of the SERP will be accelerated in accordance with the provisions of this Paragraph 4.  “Change in Control” has the same meaning as in M&I’s 2003 Executive Stock Option and Restricted Stock Plan. The SERP will be 40% vested if a Change in Control occurs prior to February 1, 2006.   On February 1, 2006 and on each February 1st thereafter, the SERP will become vested for an additional 4%.  In all events, if a Change in Control occurs after you attain age 55, the SERP will be 100% vested.

5.

Time of Payment.  Payment of the Monthly Benefit will commence on the first day of the month after the month in which you attain, or would have attained (in the case of your death prior thereto), age 65.  Notwithstanding anything contained herein to the contrary, if you make an election prior to December 31, 2007, in the event of a Change in Control you will receive the Monthly Benefits in a lump sum, computed as provided herein, within 60 days after a Change in Control, but only if the Change in Control also constitutes a change in the ownership or effective control of M&I, or in the ownership of a substantial portion of the assets of M&I, within the meaning of Section 409A of the Code and the guidance promulgated thereunder.  The lump sum payment shall be determined (i) assuming that the Monthly Benefit would be distributed for your life beginning at age 65, with a 120-month certain payout, or, if your Monthly Benefit has already been determined because of death, retirement or other termination of employment, using the Monthly Benefit and method of distribution then in effect, (ii) using reasonable actuarial assumptions, as determined by M&I’s actuaries, and (iii) using a discount rate of 6 percent, compounded annually.  If you do not make a timely lump sum election, your Monthly Benefit will commence as otherwise provided herein.

6.

Manner of Payment.  The Monthly Benefit shall be paid to you for life, with a ten-year certain pay-out.  Alternatively, if you timely elect, prior to the commencement of payments and in the manner provided by the Compensation Committee, you may receive a joint and 50% survivor annuity in lieu of the Monthly Benefit in the form of a single life annuity with a 10-year certain pay-out.  The joint and 50% survivor annuity must be actuarially equivalent to the single life annuity with a 10-year certain pay-out, determined applying reasonable actuarial assumptions, as determined by M&I’s actuaries, within the meaning of Section 409A of the Code and the guidance promulgated thereunder.  For purposes hereof, the survivor must be your “Spouse,” which means the person to whom you are married when benefit payments hereunder commence.  If you and your Spouse are later divorced, she loses her status as the Spouse hereunder and is entitled to no benefits under this Paragraph 6.  All payments made in accordance with this Paragraph 6 shall cease upon the last to die of you and your Spouse if you have elected the joint and 50% survivor option.

7.

Beneficiaries.  If you do not elect a joint and 50% survivor annuity, after your death, the Monthly Benefit will be distributed to the person(s) you designate on the beneficiary designation for M&I’s qualified retirement plan, from time to time, if the ten-year certain pay-out period has not yet elapsed.  If there is more than one qualified retirement plan, the beneficiary designation for the plan with the biggest balance at your date of death shall govern this SERP.  Alternatively, you may file a separate beneficiary designation with M&I to govern the amounts payable after your death, if any, under this SERP.

8.

Withholding.  All Monthly Benefits paid to you or your beneficiaries shall be reduced by applicable income and employment tax withholding as required by law.  In the event of any dispute as to whether withholding is required or the amount thereof, the determination of M&I’s tax advisors shall be binding on M&I, you and your beneficiaries.

9.

No Guarantee of Employment.  Nothing in this letter shall be construed to give you any right to remain in the employ of M&I.

10.

No Requirement to Fund; Assignability.  Nothing herein shall be construed to require M&I to reserve, or otherwise set aside, funds for the payment of benefits hereunder.  Nothing contained herein shall create or be construed to create a trust of any kind.  To the extent that you or your beneficiaries have a right to receive payment from M&I hereunder, such right shall be no greater than the right of any unsecured general creditor of M&I.  Your interest hereunder, and that of your beneficiaries, is not assignable, nor is it subject to reduction for your debts or defaults or those of your beneficiaries, whether to M&I or others, other than withholding taxes.

11.

Administration. The SERP shall be administered by the Committee, which shall have full and exclusive power to interpret this letter and to adopt such rules, regulations and guidelines for carrying out the SERP as it may deem necessary or proper.  The Committee may delegate any of its administrative duties to any M&I employee.  Actions by the Committee hereunder shall be final and binding on M&I, you and your beneficiaries.

12.

Status of SERP Under ERISA.  The SERP is intended to be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended.  To comply with these provisions, there is a Claims Procedure attached hereto as Exhibit B.

13.

Amendment and Termination.  The Committee may amend or terminate the SERP at any time; provided, however, that the Committee or any successor thereto may not amend the SERP if a Change in Control occurs without your consent, or that of your beneficiaries if you are not then living.  In situations other than a Change in Control, amendment or termination may not result in a reduction in your benefits (or those of your beneficiaries) if payment of Monthly Benefits has already begun, nor may amendment or termination result in you or your beneficiaries receiving a benefit hereunder smaller than that to which you would have been entitled had you terminated employment on the day prior to the effective date of such amendment or termination, unless necessary to conform to any present or future Federal law or regulation.  M&I shall notify you of any amendment or termination of the SERP within a reasonable period of time after the Committee’s action.

14.

Miscellaneous.  To the extent not preempted by the laws of the United States of America, the laws of the State of Wisconsin, without regard to their conflict of law provisions, shall be the controlling law in all matters relating to the SERP.

Very truly yours,

/s/ Paul Renard

Paul Renard, Senior Vice President

EXHIBIT A

Computation

The purpose of this Exhibit A is to set forth the methodology for computing (a) the age 65 monthly Social Security benefit and (b) the monthly annuitized value of M&I’s contributions to the qualified and nonqualified retirement plans, increased for earnings attributable thereto from the date of M&I’s contribution, as set forth in Paragraph 1 of the letter dated December 21, 2006 providing for a SERP for Mark Furlong (the “Letter”).

(a)

To determine the monthly amount for Social Security, the age 65 monthly Social Security benefit at the time of the Determination Date, defined below, will be increased by three percent per annum for the number of full years between termination of employment and when Mr. Furlong would reach age 65.

(b)

To determine the monthly annuitized value, the calculation will begin with the balance(s) in the employer contribution accounts(s) for Mr. Furlong in the Retirement Growth Plan (the qualified plan), and the balance(s) in the employer contribution account(s) in M&I’s executive deferred compensation plans for the month ending with or immediately prior to Mr. Furlong’s retirement date or date of death, but in no case later than the month prior to Mr. Furlong’s 65th birthday (“the Determination Date”), and shall add in the remaining contributions to be made by M&I on Mr. Furlong’s behalf, if any, for the period ending on the earlier of Mr. Furlong’s retirement date, his date of death, or the last day of the month prior to Mr. Furlong’s 65th birthday.  If Mr. Furlong retires prior to his 65th birthday, the future value of these balances will be computed as of the date on which payments will commence pursuant to Paragraph 5 of the Letter using the average of the Moody’s A Long-Term Corporate Bond Rate as determined under the deferred compensation plans for the five full calendar years ending on or prior to the Determination Date, but in no event greater than eight percent.  The balances will be annuitized on a single life basis using then current actuarial assumptions and the same interest rate determined in the prior sentence, in order to determine a monthly amount payable from the employer contributions to the qualified and nonqualified retirement plans.  If M&I subsequently adopts additional qualified or nonqualified retirement plans, the computation of the offset for the employer contribution accounts in those plans will also be governed by this Exhibit A.

EXHIBIT B

Claims Procedure

Pursuant to the letter dated December 21, 2006 providing for a SERP for Mark Furlong, he is entitled to make a request for any benefits to which he believes he may be entitled.  Any such request must be made in writing, and it should be made to M&I in care of the human resources department.

A request for benefits will be considered a claim, and it will be subject to a full and fair review.  If Mr. Furlong’s claim is wholly or partially denied, M&I shall furnish him or his beneficiary (the “Claimant”) or the Claimant’s authorized representative with a written or electronic notice of the denial within a reasonable period of time (generally, 90 days after M&I receives the claim or 180 days, if M&I determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the Claimant or the Claimant’s authorized representative before the initial 90-day period ends), which sets forth, in an understandable manner, the following information:

a.

The specific reason(s) for the denial of the claim;

b.

Reference to the specific provisions of the Plan on which the denial is based;

c.

A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why that material or information is necessary; and

d.

A description of the review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

M&I’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim and the date by which M&I expects to render its decision on the claim.

The Claimant or the Claimant’s authorized representative may appeal M&I’s decision denying the claim within 60 days after the Claimant or the Claimant’s authorized representative receives the notice denying the claim.  The Claimant or the Claimant’s authorized representative may submit to M&I written comments, documents, records and other information relating to the claim.  The Claimant or the Claimant’s authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  M&I’s review of the claim and of its denial of the claim shall take into account all comments, documents, records and other information submitted by the Claimant or the Claimant’s authorized representative relating to the claim, without regard to whether these materials were submitted or considered during the initial decision on the claim.

M&I’s decision on the appeal of a denied claim shall be made within a reasonable period of time (generally 60 days after M&I receives the claim or 120 days if M&I determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the Claimant or the Claimant’s authorized representative before the initial 60-day period ends indicating the special circumstances requiring extension of time and the date by which M&I expects to render its decision on the claim).  M&I will furnish the Claimant or the Claimant’s authorized representative with written or electronic notice of its decision on appeal.  In the case of a decision on appeal upholding M&I’s initial denial of the claim, M&I’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

a.

The specific reason(s) for the decision on appeal;

b.

Reference to the specific provisions in the Plan on which the decision on appeal is based;

c.

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

d.

A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered and the Claimant’s right to obtain information sufficient to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).